Exhibit 99.2

Opening Remarks

Good afternoon, everyone, and good morning to those joining from the West Coast. We are pleased to welcome you to today’s webinar for Hospitality Investors Trust. Today we’ll review our financial results and activity for the third quarter of 2017, pursuant to our Form 10-Q which we filed on November 13th.

I will now turn to the presentation. We will be working from the Third Quarter Investor Presentation and script which the Company filed this morning with the Securities and Exchange Commission and are now available on our website at www.hitreit.com. A replay of today’s call will also be made available on our website later this afternoon.

Slide 2: Risk Factors

As an initial matter, I would like to direct your attention to slide 2 for important information regarding Risk Factors and Forward-Looking Statements. As a reminder, investing in our common stock involves risks. See the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K for a discussion of the risks that should be considered in connection with investing in our Company.

This presentation also contains forward-looking statements. For additional information regarding risks associated with forward-looking statements, please refer to slides 11 and 12 of the presentation.

This presentation also includes a discussion of Revenue Per Available Room, or RevPAR, which is a supplemental revenue performance metric, and Hotel EBITDA, which is a non-GAAP financial measure. These metrics are commonly-used performance measures by other public hotel REITs.

Slide 3: Q3 2017 Highlights

I will now continue the presentation on slide 3.

Property Performance

We are pleased with our portfolio’s performance during the third quarter of 2017, as well as year-to-date through September 2017, with pro forma RevPAR increases of +1.8% and +2.9% vs. the respective prior year periods. Pro forma results present all 148 hotels that we owned as of the end of the third quarter as if they had been owned during the entire 2016 and 2017 years.

These results outperformed our industry chain scales, consisting of Upscale and Upper Midscale, which saw average RevPAR increases of +1.3% over both the third quarter and year-to-date.

Additionally, our results exceeded the performance of what we believe to be our closest publicly-traded select-service competitors, which consist of Apple Hospitality REIT, Summit Hotel Properties, RLJ Lodging Trust and Chatham Lodging Trust. This group had an average RevPAR increase of +0.4% and a decrease of -0.1% quarterly and year-to-date, respectively.

Lastly, our 34 recently renovated hotels achieved improved top-line quarterly results compared to last year. RevPAR at our 28 Wave 1 hotels and six Wave 2 hotels grew +5.4% and +19.5%, respectively, during the third quarter. We believe this continues to validate our thesis of executing accretive hotel capital investments and our primary objective of enhancing long-term shareholder value.

Consistent with broader industry trends, we experienced some headwinds on the expense side of the business, as U.S. employment tightening and state minimum wage hikes drove hotel labor costs higher.

Ed Hoganson, our CFO & Treasurer, will review our financial results in further detail on slides six and seven.

Hotel Capital Investment

Since inception, the total PIP and capital investment across the entire portfolio has now approximated $187 million during Company ownership as of September 2017. We continue to use substantially all excess cash flow to renovate our hotels in accordance with brand-mandated PIPs and expect to substantially complete our remaining PIP program over the next two to three years, which we believe will enhance long-term shareholder value by improving the overall quality and competitive positioning of our hotel portfolio.

Dispositions & Debt Capital Structure Enhancements

During the third quarter, we entered into purchase and sale agreements to sell four non-core hotels in our portfolio for a total contract purchase price of $17.4 million. We believe these hotels rank at the very bottom of our portfolio in terms of overall quality and performance. Of these four hotels:

•	Three are Hampton Inns with upcoming franchise agreement expirations and therefore will lose their Hampton Inn flags by year-end; a loss of flag would likely have resulted in a significant performance decrease at each hotel. These hotels are located in:
o	Columbus, GA
o	Charleston, SC
o	Chattanooga, TN
•	One hotel is a former Hampton Inn that was re-flagged a Red Lion earlier this year; performance at this hotel has continued to trend downward since; this hotel is located in Fayetteville, NC

As of today, two of the four hotels, the Hampton Inns Columbus and Charleston, have each sold and the remaining two sale closings are expected to occur by year-end. These two pending closings are subject to conditions and there can be no assurance they will be completed on their current terms, or at all, even though we hold non-refundable earnest monies.

These asset dispositions will allow the Company to:

•	Upgrade our overall portfolio by eliminating four bottom-tier assets
•	Avoid costly and lengthy re-flagging processes
•	Reduce our leverage by allocating the majority of the sale proceeds towards the redemption of preferred equity interests held by affiliates of the Whitehall real estate private equity funds sponsored by Goldman Sachs, as required by the terms of the preferred equity interests

Slide 4: Additional 2017 Initiatives

Please turn to slide 4.

Hotel Capital Investment

We completed Wave 3 earlier this year, which consists of six hotels; performance for this group of hotels continues to ramp up overall.

We expect to complete Wave 4 in Q4’17, which consists of six hotels.

We are commencing Wave 5 in Q4’17, which consists of 32 hotels.

Again, the goal of these renovations is to enhance asset quality through modernization, renovation and overall guest experience/improvement, as well as to most importantly - maximize long-term shareholder return.

Debt Capital Structure Enhancements

In the second quarter, we refinanced two loans totaling $1.225Bn at LIBOR + 3.02%, which affords us a meaningfully lower cost of capital, more structural flexibility and maturity runway through 2022 on a significant portion of our mortgage debt.

As we discussed earlier, we expect to further redeem the preferred equity interests held by affiliates of the Whitehall real estate private equity funds sponsored by Goldman Sachs with asset sale proceeds. We expect to complete the required redemption in full on schedule by February 2019.

Transition to Self-Management

During the first quarter and simultaneous with the initial funding by Brookfield, we terminated our previous external advisory management agreement and property management agreements with AR Global affiliates. 26 professionals, including our entire executive management team, transitioned to become employees of the Company, which is now self-managed. We expect these changes will result in meaningful savings from the elimination of asset management fees and the reduction in property management fees. As of June 30th, 2017, all transition services with AR Global affiliates were concluded.

Acquisitions & Dispositions

In the second quarter, we completed our $66.8M acquisition of seven premium-branded select-service hotels from Summit Hotel Properties.

We intend to continue to explore select strategic opportunities to acquire premium hotels which adhere to our investment strategy and would enhance our overall portfolio. We will also potentially sell additional lower quality assets in our portfolio, subject to market conditions.

We believe the steps we have taken continue to advance the Company’s ultimate goal of achieving a successful liquidity event within three to six years in the form of either a public listing, merger or sale. However, there can be no assurance that a liquidity event will be achieved within this timeframe, or at all.

Slide 5: Investment Strategy

Please turn to slide 5.

We continue to own and acquire institutional-quality, premium-branded select-service hotels generally located on the perimeter of primary markets and in secondary markets across the U.S., that are branded by the finest names in the hospitality industry; Hilton Hotels, Marriott International and Hyatt. The hotels are operated by award-winning and experienced national and regional property management companies.

Our portfolio is located proximate to powerful demand generators including state capitals, major universities and hospitals, as well as corporate, leisure and retail attractions.

These hotels are well-maintained, with brand-mandated reinvestment expected to further drive hotel operating performance.

We are in the “rooms-only” business - we believe the select-service model produces higher margins with less volatility or risk. The hotels enjoy superior performance due to a focus on the most profitable hotel revenue department; the hotel room.

Slide 6: Validation of our Thesis

Please turn to slide 6. I will now turn the presentation over to Ed, who will cover the next three slides.

Thank you, Jon. We wanted to highlight the performance improvement at our 34 hotels which have recently undergone brand-mandated Property Improvement Plans:

•	Our first wave of 28 hotels, which completed renovations during Q1’16, and;
•	Our second wave of six hotels, which completed renovations during Q4’16.
•	We refer to these respectively as Waves 1 and 2.

Wave 1 hotels: RevPAR increased by 5.4% in Q3’17 vs. Q3’16.

Wave 2 hotels: RevPAR increased by 19.5% in Q3’17 vs. Q3’16.

As we have consistently discussed, executing brand-mandated PIPs is a focal point of our strategy, as we believe this leads to superior portfolio performance and asset values, thus improving our overall return on investment.

We completed Wave 3 of our PIP program in Q1’17, and expect to complete Wave 4 and commence Wave 5 in Q4’17. The first four waves represent a total of 46 hotels.

Slide 7: Financial Summary: Q3 2017

Please turn to slide 7.

Hospitality Investors Trust ended the third quarter of 2017 with 148 hotels, totaling 17,846 rooms in 33 states and 79 metropolitan statistical areas, representing:

•	$2.46 billion in total assets
•	Total mortgage debt to assets ratio of 60.8%
•	Total mortgage debt plus preferred equity to assets ratio of 70.7%

In the third quarter, our hotels achieved:

•	Occupancy of 79.6%
•	Average daily room rate of $124.41
•	RevPAR of $99.02, representing +1.8% growth over the third quarter of 2016
•	Total Revenue of $167.2M
•	Hotel EBITDA of $52.9M

Year-to-date September 2017, our hotels achieved:

•	Occupancy of 77.5%
•	Average daily room rate of $123.51
•	RevPAR of $95.77, representing +2.9% growth over the same period in 2016
•	Total Revenue of $478.0M
•	Hotel EBITDA of $143.8M

[Adjusted for the recently sold Hampton Inn Columbus and Charleston assets, our portfolio currently consists of 146 hotels totaling 17,604 rooms across 33 states.

Slide 8: Hotel Portfolio Snapshot: Q3 2017

Please turn to slide 8.

Our hotels are branded by the highest quality and nationally recognized names in the hospitality business such as Hilton, Marriott and Hyatt. These three brands account for approximately 97% of our portfolio’s total keys and 98% on a Hotel EBITDA basis.

We believe our portfolio is represented by many of the strongest and most recognized flags, including Hampton Inn, Courtyard, Hyatt Place, Residence Inn and Homewood Suites. These five flags account for approximately 77% of our portfolio’s total keys and 79% on a Hotel EBITDA basis. In addition, we believe our portfolio benefits from substantial geographical diversification with concentrations in high growth markets that overall have limited supply concerns. No market represents more than approximately 4.4% of our total key count with top markets including Miami / East Coast of South Florida, Chicago, Orlando, San Diego and Seattle. Moreover, our top states from a concentration standpoint include Florida, Tennessee, Texas, Georgia and Kentucky.

Slide 9: Company Tender Offer

Please turn to slide 9. I will now turn the presentation back over to Jon.

Thanks, Ed.

On October 25th, 2017 the Company commenced a self-tender offer for up to 1,000,000 shares of common stock in response to an unsolicited mini-tender by MacKenzie Realty Capital, Inc. for up to 300,000 shares.

Both the Company offer and MacKenzie offer are now for cash in the amount of $6.75 per share, which the Company's Board of Directors believes is well below the current and potential long-term value of the Company’s common stock. The purchase price of $6.75 per share is 48.9% lower than the $13.20 Estimated Per Share NAV published by the Company in June 2017. The Company’s Board of Directors strongly recommends that stockholders DO NOT tender their shares in the Company Offer or the MacKenzie Offer. However, this does provide a liquidity option for shareholders in need.

Please refer to the materials filed with the SEC or mailed to our stockholders for the full details about the Company’s tender offer.

Slide 10: Conclusion

Please turn to slide 10.

In conclusion:

We continue to see improved operating results and performance pursuant to our hotel capital investments despite some headwinds on the expense side of the business, primarily wage growth. We believe the hotels will generate what we believe to be a strong return on capital.

Our PIP program is expected to improve the competitive position of our hotels and enhance hotel asset performance.

Our recently closed $1.225Bn refinancing affords us attractive long-term financing and flexibility; our lending group offers best in class credit investors who will be supportive in the future.

Brookfield’s investment in the first quarter of this year and HIT REIT’s transition to self-management advances the Company’s long-term strategy for a potential liquidity event such as a listing, sale or merger and lastly, the Company’s Board of Directors and Management are deeply committed to the Company’s stakeholders and maximizing long-term stakeholder value.

With that, we will now address your questions, so please give us a moment to consolidate your questions, as many are similar, and we will try to answer the most pertinent and common. As always, thank you for your trust, time and consideration. We wish you all a wonderful Thanksgiving with your respective families.